Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-166947) pertaining to the Amended and Restated Noranda Aluminum Holding Corporation 2007 Long-Term Incentive Plan and the 2010 Incentive Award Plan of Noranda Aluminum Holding Corporation of our reports dated March 7, 2011, with respect to the consolidated financial statements of Noranda Aluminum Holding Corporation, and the effectiveness of internal control over financial reporting of Noranda Aluminum Holding Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ ERNST & YOUNG LLP

Nashville, Tennessee

March 7, 2011